EXHIBIT 99.1

Ultralife Corporation Closes New Revolving Credit Facility With PNC Bank

NEWARK, N.Y., May 28, 2013 (GLOBE NEWSWIRE) -- Ultralife Corporation (Nasdaq:ULBI) has closed on a four-year $20 million senior secured asset-based revolving credit facility with a $15 million accordion feature to expand the facility with PNC Bank, National Association ("PNC"). The company's previous revolving credit facility with RBS Business Capital had expired on May 15, 2013.

There is no opening balance under the facility as the company is in a positive cash position of over $10 million. Borrowings under the facility will bear interest based on LIBOR plus 200 basis points and may vary depending on the company meeting certain financial criteria.

"This new credit facility demonstrates the success of our efforts over the past two years to establish a profitable business model and significantly improve our liquidity. Indicative of our strengthened financial position, we reported almost $9 million in cash and no debt as of March 31, 2013," said Michael D. Popielec, Ultralife's president and chief executive officer. "We intend to use our cash generation plus this new facility to fund the acquisitions of technologies, products and expanded market reach that will supplement our expected organic top line growth and enable us to accelerate the operating leverage benefits of our now validated business model. PNC Bank is the ideal partner for us and we look forward to forging a strong relationship with them."

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

CONTACT: Company Contact:
         Ultralife Corporation
         Philip Fain
         (315) 210-6110
         pfain@ulbi.com

         Investor Relations Contact:
         Lippert/Heilshorn & Associates
         Jody Burfening
         (212) 838-3777
         jburfening@lhai.com